Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As the independent registered public accountants of HDIMAX, Inc., we hereby consent to the incorporation by reference in the Form S-1 of HDIMAX, Inc., our report dated October 30, 2014, relating to the consolidated balance sheet of HDIMAX, Inc., as of September 30, 2014, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the period from May 24, 2014 to September 30, 2014, and the related notes to the consolidated financial statements.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Haynie & Company, P.C.

Salt Lake City, Utah

December 30, 2014